SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2006
LAYNE CHRISTENSEN COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20578	48-0920712

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1900 Shawnee Mission Parkway
Mission Woods, Kansas 66205
(Address of Principal Executive Offices)

(913) 362-0510
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CF$ 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     The information required by this item is included in Item 2.03 below.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     On November 20, 2006, in connection with the completion of the acquisition (the “Acquisition”) of American Water Services Underground Infrastructure, Inc. (“AWSUI”) by Layne Christensen Company (“Layne,” or the “Company”), Layne expanded its revolving credit facility with LaSalle Bank National Association, as Administrative Agent, and a group of additional banks by entering into an Amendment No. 2 to Amended and Restated Loan Agreement (the “Second Amendment”) with LaSalle Bank National Association, as Administrative Agent and as Lender (the “Administrative Agent”), and the other Lenders listed therein (the “Lenders”), from $130 million to $200 million (the “Credit Facility”), approximately $28.6 million of which was used to pay the purchase price for the Acquisition. The Second Amendment also extended the maturity date, modified the interest rate, modified the financial covenants and provided for certain other amendments and modifications set forth therein. The Credit Facility provides for interest at variable rates equal to, at the Company’s option, a LIBOR rate plus .75% to 2.00%, or a base rate, as defined in the Amended Loan Agreement plus up to .50%, depending upon the Company’s leverage ratio. The Credit Facility is unsecured.
     The ability of the Company to borrow under the Credit Facility is subject to the Company’s ongoing compliance with certain covenants, including restrictions on the incurrence of additional indebtedness and liens, investments, acquisitions, transfer or sale of assets, payment of dividends and certain financial maintenance covenants, including among others, fixed charge coverage, maximum debt to EBITDA, and minimum tangible net worth. In addition, under the terms of the Credit Facility, if any event of default occurs, including payment default or insolvency of the Company, the Administrative Agent and the Lenders would be entitled to accelerate any outstanding amounts owed by the Company. As of November 20, 2006, the Company was in compliance with the covenants set forth in the Amended and Restated Loan Agreement, as amended.
     The foregoing description of the Second Amendment and the Credit Facility is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference, and the Amended and Restated Loan Agreement in its entirety, which was filed as Exhibit 4.1 to the Company’s Form 8-K which was filed with the Securities and Exchange Commission on October 4, 2005.
     Concurrently with the consummation of the Acquisition, Layne also entered into a Letter Amendment No. 4 to Master Shelf Agreement (“Amendment No. 4”) with Prudential Investment Management, Inc., and the other purchasers listed therein (collectively, the “Purchasers”), which modified certain financial covenants contained in the Master Shelf Agreement. As of November 20, 2006, the Company had $60,000,000 of senior promissory notes outstanding and $40,000,000 of senior promissory notes available for issuance under the shelf facility created by the Master Shelf Agreement (the “Shelf Facility”). No borrowings were made under the Shelf Facility in connection with the Acquisition.
     The ability of the Company to borrow under the Shelf Facility is subject to the Company’s ongoing compliance with certain covenants, including restrictions on the incurrence of additional indebtedness and liens, investments, acquisitions, transfer or sale of assets, payment of dividends and certain financial maintenance covenants, including among others, fixed charge coverage, maximum debt to EBITDA, and minimum tangible net worth. In addition, under the terms of the Shelf Facility, if any event of default occurs, including payment default or insolvency of the Company, the Purchasers would be entitled to accelerate any outstanding amounts owed by the Company. As of November 20, 2006, the Company was in compliance with the covenants set forth in the Amended Shelf Agreement.
     The foregoing description of Amendment No. 4 and the Shelf Facility is qualified in its entirety by reference to Amendment No. 4, a copy of which is filed as Exhibit 4.2 hereto and incorporated herein by reference, and the Master Shelf Agreement in its entirety, which was filed as Exhibit 4.6 to the Company’s Form 10-Q which was filed with the Securities and Exchange Commission on September 4, 2003.
ITEM 8.01     OTHER EVENTS.
     A copy of the press release issued by the Company with respect to the Acquisition is attached hereto as Exhibit 99.1.
ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.
     (c) Exhibits.

4.1	Amendment No. 2 to Amended and Restated Loan Agreement, dated as of November 20, 2006, by and among Layne Christensen Company, LaSalle Bank National Association, as Administrative Agent and as Lender, and the other Lenders listed therein.

4.2	Letter Amendment No. 4 to Master Shelf Agreement, dated as of November 20, 2006, by and among Layne Christensen Company, Prudential Investment Management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company, Security Life of Denver Insurance Company and such other Purchasers of the Notes as may be named in the Master Shelf Agreement from time to time.

99.1	Press Release issued by Layne Christensen Company, dated November 27, 2006.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAYNE CHRISTENSEN COMPANY

Date: November 27, 2006	By:	/s/ A. B. Schmitt

Name: Andrew B. Schmitt Title: President and Chief Executive Officer